UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2012

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Flagstar Bank, FSB ("Flagstar Bank"), the wholly-owned subsidiary of Flagstar Bancorp, Inc. (the "Company"), entered into a definitive Transaction Purchase and Sale Agreement (the "Agreement") on December 31, 2012 under which a wholly-owned subsidiary of CIT Bank, the U.S. commercial bank subsidiary of CIT Group Inc. ("CIT"), will acquire a substantial portion of the Bank’s Northeast-based commercial loan portfolio.

Under the terms of the Agreement, CIT will acquire $1.264 billion in commercial loan commitments, $785 million of which is currently outstanding (the "Portfolio"). The Company expects that the total purchase price for the Portfolio will be approximately $779 million.

The Portfolio consists of asset-based loans, commercial real estate loans, floor plan loans and equipment loans and leases.

CIT is entitled to all interest, principal and fees accrued after December 31, 2012 with respect to the Portfolio, and CIT bears the economic and credit risk of the Portfolio after December 31, 2012, subject in each case to the satisfaction of settlement conditions and Flagstar Bank’s post-closing indemnification obligations. The principal settlement condition for the sale of any loan or lease interest in the Portfolio is that Flagstar Bank have obtained all required consents for the assignment of such interest. For most loans and leases in the Portfolio, assignment requires consent from the lead bank or syndication source from whom Flagstar Bank acquired its interest, and for many of the loans and leases, assignment also requires the obligor’s consent. In most cases, consent may not be unreasonably withheld. If by April 30, 2013 Flagstar Bank has not obtained any consent that is required to transfer a loan or lease interest, CIT may elect not to purchase that interest.

As the required consents are obtained, the sale of loan and lease interests in the Portfolio will be settled on a weekly basis with funds released to Flagstar Bank from an escrow account. CIT paid a $1 million deposit into escrow as of December 31, 2012, and the Agreement requires CIT to pay the balance of the estimated purchase price into escrow not later than January 4, 2013. The Company expects that a vast majority of the transactions in the Portfolio will be settled during the first quarter of 2013.

Flagstar Bank’s representation and warranties relating to the each loan or lease interest sold under the Agreement will survive for six months after the settlement date applicable to such interest. Flagstar Bank’s liability under the Agreement for damages on account of claims for breaches of representations and warranties is limited to five percent of the final purchase price for the Portfolio, subject to customary exceptions.

Item 7.01 Regulation FD Disclosure.

On January 2, 2013, the Company issued a press release announcing that it had entered into the Agreement with CIT for the sale of the Portfolio. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information in this Item 7.01, including the exhibit attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed "filed" for any other purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act regardless of any general incorporation language in such filing unless specifically provided otherwise.

Item 9.01 Financial Statements and Exhibits.

     (d) The following exhibit is being furnished herewith:

99.1	Press Release dated January 2, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Date: January 2, 2013                        By:     /s/ Paul D. Borja
Paul D. Borja
Executive Vice-President and Chief Financial Officer